Exhibit 99.1

American Assets Trust, Inc. Reports Second Quarter 2012 Financial Results

Company Release – 8/1//12

SAN DIEGO—American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its second quarter ended June 30, 2012.

Financial Results and Recent Developments

•	Funds From Operations of $0.30 and $0.62 per diluted share/unit for the three and six months ended June 30, 2012, respectively
•	Company increased the lower end of 2012 annual guidance 3% to a range of $1.17 to $1.22 of FFO per share
•	Multifamily occupancy increased to 97.7% at June 30, 2012 compared to 88.4% at March 31, 2012
•	Embassy Suites—Waikiki Beach WalkTM increased Revenue per Available Room by 9% compared to the same period last year
•	Signed 32 office and retail leases for 205,500 square feet

During the second quarter of 2012, the Company generated funds from operations (“FFO”) for common stockholders and unitholders of $17.2 million, or $0.30 per diluted share/unit, compared to $14.6 million or $0.26 per diluted share/unit for the three months ended June 30, 2011. For the six months ended June 30, 2012, the Company generated FFO for common stockholders and unitholders of $35.2 million, or $0.62 per diluted share/unit, compared to $24.4 million or $0.47 per diluted share/unit for the six months ended June 30, 2011. Unitholders refers to holders of common units of our operating partnership. The increase in FFO was largely due to additional operating income from office properties of $4.1 million and $7.9 million for the three and six months ended June 30, 2012, respectively, including non-same store properties.

Net income attributable to common stockholders was $1.7 million, or $0.04 per basic and diluted share, for the three months ended June 30, 2012, compared to net income attributable to common stockholders of $0.2 million, or $0.01 per basic and diluted share, for the three months ended June 30, 2011. For the six months ended June 30, 2012, net income attributable to common stockholders was $3.5 million, or $0.09, per basic and diluted share, compared to net loss attributable to common stockholder of $(0.5) million, or $(0.01), per basic and diluted share, for the six months ended June 30, 2011. The increase in net income attributable to common stockholders was largely due to additional operating income from office properties, as noted above, and non-recurring IPO related costs incurred during the six months ended June 30, 2011.

FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. Reconciliations of FFO to net income are attached to this press release.

Portfolio Results

The portfolio leased status as of the end of the indicated quarter was as follows:

	June 30, 2012	March 31, 2012	June 30, 2011
Total Portfolio
Retail	96.2%	94.8%	94.0%
Office	95.0%	94.7%	94.7%
Multifamily	97.7%	88.4%	97.7%
Mixed-Use:
Retail	93.9%	98.8%	97.6%
Hotel	88.7%	92.2%	89.5%

Same-Store Portfolio
Retail	96.2%	94.5%	96.4%
Office	96.7%	96.8%	96.2%
Multifamily	97.7%	88.4%	97.7%

During the second quarter of 2012, the Company signed 32 leases for approximately 205,500 square feet of retail and office space, as well as 302 multifamily apartment leases. Renewals accounted for 86.7% of the comparable retail leases, 50.0% of the comparable office leases and 43.7% of the residential leases.

Retail

On a comparable space basis (i.e., leases for which there was a former tenant), the Company leased 85,000 square feet of retail space at an average cash-basis contractual rent increase of 3.6% during the second quarter of 2012. The average contractual rent on this comparable space for the first year of the new leases is $32.25 per square foot, compared to an average contractual rent of $31.13 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable retail space increased 5.8% for the second quarter of 2012.

Office

On a comparable space basis, the Company leased 70,000 square feet of office space at an average cash-basis contractual rent increase of 29.8% during the second quarter of 2012. The average contractual rent on this comparable space for the first year of the new leases is $44.88 per square foot, compared to an average contractual rent of $34.59 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable office space increased 49.4% for the second quarter of 2012.

Multifamily

At June 30, 2012, the average monthly base rent per leased unit was $1,304 compared to an average monthly base rent per leased unit of $1,407 at June 30, 2011.

Mixed-Use

Waikiki Beach Walk-Retail and Embassy SuitesTM had revenue of $11.3 million and net operating income of $4.4 million for the three months ended June 30, 2012. Revenue per available room, or RevPAR, increased 9% compared to the same period last year. RevPar was $222 for the three months ended June 30, 2012 and $204 for the three months ended June 30, 2011. Average Daily Rate also increased over 7% compared to same period last year.

Same-Store Net Operating Income

Same-store net operating income increased approximately 6.7% and decreased approximately 0.1% for the three and six months ended June 30, 2012, respectively, on a GAAP basis, compared to the corresponding periods in 2011. The same-store net operating income by segment was as follows (in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change
Retail	$16,366	$16,072	1.8%	$28,901	$29,084	(0.6)%
Office	10,674	9,030	18.2	14,280	14,135	1.0
Multifamily	1,944	2,066	(5.9)	4,172	4,198	(0.6)
Mixed-Use	4,411	4,131	6.8	—	—	—

	$33,395	$31,299	6.7%	$47,353	$47,417	(0.1)%

The increase in same-store office net operating income reflects an increase in office rental revenue from salesforce.com at The Landmark at One Market and Portland Energy Conservation at First & Main. In addition, the office portfolio incurred lower rent expense for rental of the Annex at The Landmark at One Market, offset by higher premiums on our insurance policies.

Same-store multifamily net operating income decreased primarily due to additional real estate tax accruals during the second quarter and lower occupancy throughout the three months ended June 30, 2012, with an increase in occupancy at the end of the quarter.

The increase in mixed-use rental revenue was due to increased tourist travel to Hawaii and higher revenue per available room for the three months ended June 30, 2012 compared to the three months ended June 30, 2011, with average occupancy for the three months ended June 30, 2012 of 88.7% compared to 87.0% for the three months ended June 30, 2011.

In the tables above, same-store property operating income excludes income from First & Main, which was acquired in March 2011, Lloyd District Portfolio, which was acquired in July 2011, One Beach Street, which was acquired in January 2012 and Solana Beach Town Centre, Solana Beach Corporate Centre and Waikiki Beach Walk, as these three properties represented noncontrolled properties that were not consolidated until our IPO in January 2011.

Balance Sheet and Liquidity

As of June 30, 2012, the Company had gross real estate assets of $1.7 billion and liquidity of $336.7 million, comprised of cash and cash equivalents of $98.6 million, marketable securities of $24.3 million and approximately $213.8 million of availability on its line of credit.

Dividends

The Company declared dividends on its shares of common stock of $0.21 per share for the second quarter of 2012. The dividends were declared on April 26, 2012 to holders of record on June 15, 2012 and were paid on June 29, 2012. Total dividends paid on shares of the Company’s common stock for the six months ended June 30, 2012 were $0.42.

In addition, the Company has declared a dividend on its common stock of $0.21 per share for the quarter ending September 30, 2012. The dividend will be paid on September 28, 2012 to stockholders of record on September 14, 2012.

2012 Guidance

The Company increased the lower end of its guidance for full year 2012 FFO per diluted share from the prior range of $1.14 to $1.22 to a range of $1.17 to $1.22 per share, which represents a 3% increase from the low point. The Company’s guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. The Company will discuss key assumptions regarding the increase in guidance tomorrow on the conference call.

Conference Call

The Company will hold a conference call to discuss the results for the second quarter 2012 on Thursday, August 2, 2012 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-866-713-8562 and use the pass code 42093221. A telephonic replay of the conference call will be available beginning at 10:00 a.m. PT on Thursday, August 2, 2012 through Thursday, August 16, 2012. To access the replay, dial 1-888-286-8010 and use the pass code 65366263. A live on-demand audio webcast of the conference call will be available on the Company’s website at www.americanassetstrust.com. A replay of the call will also be available on the Company’s website.

Supplemental Information

Supplemental financial information regarding the Company’s second quarter 2012 results may be found in the “Investor Relations” section of the Company’s website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information

American Assets Trust, Inc.

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Real estate, at cost
Operating real estate	$1,691,809	$1,659,106
Construction in progress	27,612	3,495
Held for development	14,795	24,675

	1,734,216	1,687,276
Accumulated depreciation	(255,485)	(234,595)

Net real estate	1,478,731	1,452,681
Cash and cash equivalents	98,584	112,723
Restricted cash	10,973	9,216
Marketable securities	24,287	28,235
Accounts receivable, net	4,997	6,847
Deferred rent receivables, net	27,227	23,294
Other assets, net	68,649	76,285

Total assets	$1,713,448	$1,709,281

Liabilities and equity
Liabilities:
Secured notes payable	$964,538	$943,479
Accounts payable and accrued expenses	27,317	25,476
Security deposits payable	4,874	4,790
Other liabilities and deferred credits	54,316	55,808

Total liabilities	1,051,045	1,029,553

Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders’ equity
Common stock $0.01 par value, 490,000,000 shares authorized, 39,285,156 and 39,283,796 shares outstanding at June 30, 2012 and December 31, 2011, respectively	393	393
Additional paid-in capital	655,087	653,645
Accumulated dividends in excess of net income	(40,699)	(28,007)

Total American Assets Trust, Inc. stockholders’ equity	614,781	626,031
Noncontrolling interests	47,622	53,697

Total equity	662,403	679,728

Total liabilities and equity	$1,713,448	$1,709,281

American Assets Trust, Inc.

Unaudited Consolidated Statements of Operations

(In Thousands, Except Shares and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Rental income	$54,964	$48,616	$109,284	$93,582
Other property income	2,845	2,484	5,563	4,401

Total revenue	57,809	51,100	114,847	97,983
Expenses:
Rental expenses	15,952	14,322	31,195	26,533
Real estate taxes	5,944	5,452	11,388	9,410
General and administrative	3,992	3,866	7,757	7,052
Depreciation and amortization	14,671	13,934	29,924	26,089

Total operating expenses	40,559	37,574	80,264	69,084
Operating income	17,250	13,526	34,583	28,899
Interest expense	(14,476)	(14,063)	(28,832)	(27,054)
Early extinguishment of debt	—	—	—	(25,867)
Loan transfer and consent fees	—	—	—	(9,019)
Gain on acquisition	—	—	—	46,371
Other income (expense), net	(150)	530	(256)	(71)

Income (loss) from continuing operations	2,624	(7)	5,495	13,259
Results from discontinued operations	—	462	—	792

Net income	2,624	455	5,495	14,051
Net income attributable to restricted shares	(131)	(132)	(263)	(218)
Net loss attributable to Predecessor’s noncontrolling interests in consolidated real estate entities	—	—	—	2,458
Net income attributable to Predecessor’s controlled owners’ equity	—	—	—	(16,995)
Net (income) loss attributable to unitholders in the Operating Partnership	(804)	(104)	(1,687)	225

Net income (loss) attributable to American Assets Trust, Inc. stockholders	$1,689	$219	$3,545	$(479)

Basic net income (loss) from continuing operations attributable to common stockholders per share	$0.04	$—	$0.09	$(0.03)
Basic net income from discontinued operations attributable to common stockholders per share	—	0.01	—	0.02

Basic net income (loss) attributable to common stockholders per share	$0.04	$0.01	$0.09	$(0.01)

Weighted average shares of common stock outstanding—basic	38,659,155	38,655,084	38,658,162	34,810,932

Diluted net income (loss) from continuing operations attributable to common stockholders per share	$0.04	$—	$0.09	$(0.03)
Diluted net income from discontinued operations attributable to common stockholders per share	—	0.01	—	0.02

Diluted net income (loss) attributable to common stockholders per share	$0.04	$0.01	$0.09	$(0.01)

Weighted average shares of common stock outstanding—diluted	57,055,244	57,051,173	57,054,509	34,810,932

Dividends declared per common share	$0.21	$0.21	$0.42	$0.38

Reconciliation of Net Income to Funds From Operations

The Company’s FFO attributable to common stockholders and operating partnership unitholders and a reconciliation to net income is as follows (in thousands except shares and per share data):

	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012
Funds From Operations (FFO)
Net income	$2,624	$5,495
Depreciation and amortization of real estate assets	14,671	29,924

FFO, as defined by NAREIT	17,295	35,419
Less: Nonforfeitable dividends on incentive stock awards	(88)	(177)

FFO attributable to common stock and units	$17,207	$35,242

FFO per diluted share/unit	$0.30	$0.62

Weighted average number of common shares and units, diluted	57,260,406	57,259,671

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as supplements to net income as measures of the Company’s performance. FFO should not be used as measures of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.

The Company is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon and Hawaii. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.3 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company succeeded to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607